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                          April 26, 2022

       Riadh Zine
       Chief Executive Officer
       Akumin, Inc.
       8300 W. Sunrise Boulevard
       Plantation, Florida 33322

                                                        Re: AKUMIN INC.
                                                            Registration
Statement on Form S-4
                                                            Filed April 21,
2022
                                                            File No. 333-264400

       Dear Mr. Zine:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jordan
Nimitz at 202-551-5831 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences
       cc:                                              Tom Conaghan, Esq.